UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4

     / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Getz                          James                   F.
(Last)                        (First)                 (Middle)

c/o Federated Investors, Inc.
Federated Investors Tower
(Street)

Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.     FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Day/Year
      2/10/2003

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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
___X____ Director             ________ 10% Owner
___X____ Officer (give title below) ________ Other (specify below)
      President-Retail Sales Division of Federated Securities Corp.

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7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X__   Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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

                  Table I -- Non-Derivative Securities Beneficially Owned

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1. Title of     2.            3.              4.Securities Acquired   5. Amount of       6.  Ownership       7.  Nature
   Security     Transaction    Transaction      (A) or Disposed of       Securities          Form:  Direct       of Indirect
   (Instr. 3)   Date           Code             (D) (Instr. 3, 4, and    Beneficially        (D) or              Beneficial
               (Mon/day/year)  (Instr. 8)            5)                  Owned at End of     Indirect (I)        Ownership
                                                                         Month (Instr. 3     (Instr. 4)          (Instr. 4)
                                                                         and 4)
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                                Code   V      Amount  (A) or (D)Price

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Class B Common   2/10/2003       G      V      28,550   D                797,776 (1)           D
   Stock
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Class B Common                                                           68,966                I       By Getz
   Stock                                                                                               Enterprises
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


     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)


            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                    (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of              2.  Conversion  3. Transaction         4.  Transaction       5.  Number of    6.  Date
   Derivative Security       or Exercise    Date                    Code (Instr. 8)       Derivative       Exercisable and
  (Instr. 3)                 Price of       (Month/Day/Year)                              Securities       Expiration Date
                             Derivative                                                   Acquired (A) or  (Month/Day/Year)
                             Security                                                     Disposed of (D)
                                                                                          (Instr. 3, 4,
                                                                                          and 5)
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                                                                     Code     V          (A)    (D)         Date         Expiration
                                                                                                            Exercisable  Date
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7.  Title and Amount of   8.  Price of    9.  Number of              10.  Ownership Form of             11. Nature
    Underlying Securities     Derivative      derivative Securities       Derivative Security:Direct        of Indirect
    (Instr. 3 and 4)          Security        Beneficially Owned at       (D) or indirect (I)               Beneficial
                              (Instr. 5)      End of Month (Instr. 4)     (Instr. 4)                        Ownership
                                                                                                            (Instr.4)

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     Title        Amount or
                  Number of
                  Shares
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

Explanation of Responses:

     (1) Includes 25,733 shares of Federated Investors, Inc. Class B Common Stock held in Federated's Profit Sharing/401(k) plan.

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ James F. Getz                                     February 10, 2003
**Signature of Reporting Person                            Date